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                                                                    EXHIBIT 99.2


Contact: Alex Singal (615) 263-3005


      PRISON REALTY ISSUES SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

        NASHVILLE, Tenn., Sept. 25, 2000 /PRNewswire/ -- Prison Realty Trust, Inc. (NYSE: PZN - news) Prison Realty Trust, Inc. ("Prison Realty" or the "Company") announced today that on Friday, September 22, 2000 it issued the previously-announced dividend for common stockholders of record on September 14, 2000. The dividend, payable in shares of Prison Realty's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), is in connection with Prison Realty's election to be taxed and qualify as a real estate investment trust, or REIT, for federal income tax purposes with respect to its 1999 taxable year.

        Prison Realty reiterated today that the shares of the Series B Preferred Stock will be convertible, at the option of the holder, into shares of Prison Realty's common stock during two separate conversion periods: (i) from Monday, October 2, 2000 to Friday, October 13, 2000; and (ii) from Thursday, December 7, 2000 to Monday, December 20, 2000, at a conversion price based on the average closing price of Prison Realty's common stock on the NYSE during the 10 trading days prior to the first day of each applicable conversion period.

        In addition, pursuant to the Articles Supplementary to Prison Realty's Charter filed with the state of Maryland, Prison Realty announced that the conversion price used to determine the number of shares of Prison Realty's common stock issuable upon conversion of the Series B Preferred Stock would be not less than $1.00. The floor on the conversion price is designed to establish a reasonable limit on the number of shares of common stock issuable upon conversion of the Series B Preferred Stock.

        Each share of Series B Preferred Stock will be convertible into such number of shares of Prison Realty common stock equal to the quotient obtained by dividing $24.46 (the stated price of each share of Series B Preferred Stock) by the average closing price of Prison Realty's common stock established for the conversion period. By way of example only, if the average closing price of Prison Realty's common stock on the NYSE during the 10 trading days prior to the first day of the applicable conversion period is $1.50 per share, each share of Series B Preferred Stock will be convertible into 16.3 shares of Prison Realty common stock. In the event that the average closing price during the 10 day trading period is less than $1.00 per share, then the number of shares of common stock issuable upon conversion shall be computed on the basis of such $1.00 per share floor price.

ABOUT THE COMPANY

        On September 12, 2000, the Company announced shareholder approval of the merger of Prison Realty with its primary tenant Corrections Corporation of America ("CCA"). The merger is expected to close on or before September 30, 2000. The companies operating under the "Corrections Corporation of America" name provide detention and corrections services to governmental agencies. The companies are the industry leader in private sector corrections with approximately 70,000 beds in 77 facilities under contract or under development and ownership of 50 facilities in the United


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States, Puerto Rico and the United Kingdom. The companies' full range of services following the merger include design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

FORWARD-LOOKING STATEMENTS

        This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding changes in management, accounting changes related to a change from federal taxation as a REIT to a subchapter C corporation, merger plan between Prison Realty and CCA, earning expectations, and integration of Prison Realty and CCA operations and businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could cause operating and financial results to differ are described in Prison Realty's Form 10-K and Form 8-K, as well as in other documents filed with the SEC. Other risks may be detailed from time to time in reports to be filed with the SEC. Prison Realty does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.